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                                                                    Exhibit 4.18

JOINT VENTURE AGREEMENT

between:

AFRICAN RAINBOW MINERALS GOLD LIMITED
(Registration Number: 1997/015869/06)

and

HARMONY GOLD MINING COMPANY LIMITED
(Registration Number: 1950/038232/06)

and

CLIDET NO 383 (PROPRIETARY) LIMITED
(Registration Number: 2001/029602/07)
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                                    CONTENTS

1.   DEFINITIONS AND INTERPRETATION...................................     4
2.   SUSPENSIVE CONDITION.............................................    13
3.   THE INTERIM MANAGEMENT OF FREEGOLD...............................    13
4.   SHAREHOLDINGS IN FREEGOLD........................................    15
5.   FURTHER FINANCING................................................    21
6.   FREEGOLD'S BUSINESS..............................................    24
7.   THE BOARD........................................................    24
8.   CHAIRMAN AND DEPUTY CHAIRMAN OF THE BOARD........................    31
9.   PROFITS AND DIVIDEND POLICY......................................    32
10.  GENERAL MEETINGS OF THE COMPANY AND MATTERS REQUIRING BOTH
       SHAREHOLDERS' APPROVAL.........................................    33
11.  TRANSFERS OF SHAREHOLDER'S INTEREST..............................    34
12.  RECIPROCAL RIGHTS OF PRE-EMPTION BETWEEN THE SHAREHOLDERS........    36
13.  COME ALONG.......................................................    40
14.  TAG ALONG........................................................    42
15.  HARMONY CALL OPTIONS.............................................    42
16.  MATERIAL BREACH..................................................    44
17.  ARM AND HARMONY'S RECIPROCAL CALL OPTIONS........................    46
18.  MARKET VALUE OF THE SHAREHOLDER'S INTEREST.......................    47
19.  LENDERS' CTA.....................................................    49
20.  WINDING-UP.......................................................    50
21.  SHAREHOLDERS CONSENT.............................................    51
22.  PARTIES BOUND....................................................    51
23.  ENFORCEMENT OF THE COMPANY'S RIGHTS..............................    51
24.  SHAREHOLDERS' RIGHTS TO INFORMATION..............................    52
25.  CONFIDENTIALITY..................................................    52
26.  EXPANSION OF THE MINING AND RELATED ACTIVITIES OF FREEGOLD.......    54
27.  ARBITRATION AND DISPUTE RESOLUTION...............................    55
28.  MINE HEALTH AND SAFETY ACT APPOINTMENTS..........................    57
29.  GENERAL..........................................................    57
30.  ADDRESSES FOR LEGAL PROCESSES AND NOTICES........................    61
31.  STATUS OF THIS AGREEMENT.........................................    63


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                                       3



PREAMBLE

The definitions of terms contained in clause 1 apply to this preamble.

A. ARM and Harmony are engaged in the gold mining industry. On 13 October 2001 they concluded a Co-operation Agreement ("the Co-operation Agreement") to provide for the expansion and development of their future gold mining operations in the Republic in conjunction with each other for the period and on the terms and conditions set out in the Co-operation Agreement.

B. In terms of the Co-operation Agreement, each of ARM and Harmony ("the introducing party") will, with effect from the signature date of that agreement, refer to the other ("the accepting party"), in writing, all gold mining opportunities in the Republic that it becomes aware of and wishes to pursue, with a view to pursuing such gold mining opportunities jointly. The introducing party shall be obliged to simultaneously provide the accepting party with all information which it has relating to such gold mining opportunities.

C. ARM, Harmony, AngloGold and Freegold concluded the Sale of Business Agreement on 24 December 2001 in terms of which inter alia:

     (i) Freegold will manage the Businesses of Freegold for the period from 1 January 2002 to the implementation date of the Sale of Business Agreement in the event that the agreement becomes unconditional or, in the event that the Sale of Business Agreement does not become unconditional, Freegold will cease to manage the Businesses of Freegold on the date on which the Sale of Business Agreement lapses due to the non-fulfilment of the conditions precedent or for any other reason;

     (ii) Freegold will, in the event of the Sale of Business Agreement becoming unconditional, acquire from AngloGold with effect form 1 January 2002 the Businesses of Freegold on the implementation date of the Sale of Business Agreement; and
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                                       4

     (iii) ARM and Harmony are obliged to enter into an agreement in order to regulate their relationship as shareholders of Freegold on or before 21 January 2002.

D. The purchase price for the Businesses of Freegold will be paid in three instalments, an initial payment of R1800000000 (one thousand eight hundred million Rand) plus the interest calculated in terms of the Sale of Business Agreement on the implementation date of the Sale of Business Agreement ("the initial payment"), a second payment of R400000000 (four hundred million Rand) on 1 January 2005 ("the second payment") and a third payment in respect of any recoupment tax, capital gains tax and any other income taxes payable by AngloGold in respect of the disposal of the Businesses of Freegold so as to ensure that AngloGold receives an aggregate consideration of R2200000000 (two thousand two hundred million Rand) after the taxes payable in respect of the disposal ("the tax payment") which payment will most probably be made before the second payment.

E. On 21 January 2002 ARM and Harmony concluded a joint venture agreement ("the first joint venture agreement") as contemplated in (C)(iii) above to record and agree the terms and conditions of their relationship during the management period referred to in (C)(i), to regulate the relationship between them as shareholders of Freegold and to bind Freegold to comply with those terms and conditions insofar as they relate to Freegold.

F. The Parties wish to conclude this Agreement to regulate the relationship between them as set out in E and to supersede the joint venture agreement.

NOW THEREFORE THE PARTIES AGREE THAT:

1.   DEFINITIONS AND INTERPRETATION

     For the purposes of this Agreement unless the context requires otherwise, the following terms shall have the meaning ascribed to them below:

1.1       "this Agreement" means this Joint Venture Agreement;
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                                       5

1.2  "AngloGold"                means AngloGold Limited (Registration Number:
                                1944/017354/06);

1.3  "ARM"                      means African Rainbow Minerals Gold Limited
                                (Registration Number: 1997/015869/06);

1.4  "the ARM Unsecured Loan"   means the loan of R400 000 000 (four hundred
                                million Rand) made by ARM to Freegold on loan account;

1.5  "the ARM Term Loan"        means the loan of R500 000 000 (five hundred
                                million Rand) made by ARM to Freegold on loan account and funded by the BoE Term Loan;

1.6  "ARM Unsecured Claims on   means all of ARM's Claims on Loan Account
      Loan Account"             excluding the ARM Term Loan;

1.7  "the Articles"             means the articles of association of Freegold in
                                force from time to time;

1.8  "the ARM Directors"        means the directors nominated by ARM and holding
                                office from time to time in terms of the Articles;

1.9  "ARM's Interest"           in relation to any particular time, means all of
                                ARM's Shares and its Claims on Loan Account (if any) at the time in question;

1.10 "the Auditors"             means the auditors of Freegold for the time
                                being;

1.11 "Board"                    means the board of directors of Freegold as
                                constituted from time to time;
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                                       6

1.12 "BoE"                                means BoE Merchant Bank, a division of
                                          BoE Bank Limited (Registration Number:
                                          1951/000847/06);

1.13 "BoE Cession and Pledge in Security" means the written cession and pledge in security by ARM in favour of BoE as
                                          security for all of ARM's obligations
                                          under, inter alia, the Maandagshoek
                                          Guarantee;

1.14 "the BoE Term Loan"                  means the term loan of R500 000 000
                                          (five hundred million Rand) made by
                                          the Lenders (but initially only BoE)
                                          to ARM and guaranteed by Freegold
                                          pursuant to the Freegold Guarantee;

1.15 "Business Day"                       means any day other than a Saturday,
                                          Sunday or statutory public holiday in
                                          the Republic;

1.16 "Businesses of Freegold"             means the gold mining businesses
                                          known as the Bambanani, Joel,
                                          Matjhabeng and Tshepong mines and
                                          the Ernes Oppenheimer Hospital
                                          business, together with all their
                                          associated assets and infrastructure,
                                          as carried on by AngloGold and its
                                          associated companies as at 21
                                          November 2001 and as more fully
                                          described in the Sale of Business
                                          Agreement;

1.17 "Claims on Loan Account"             in relation to either of the
                                          Shareholders, means its claims in
                                          respect of loans made to Freegold by
                                          such Shareholder, where such loans
                                          are made with the consent of or by
                                          arrangement with the other
                                          Shareholder or in terms of this
                                          Agreement as well as its claims
                                          against Freegold

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                                       7

                                          which have arisen from any other
                                          cause.

1.18 "the Companies Act"                  means the Companies Act 1973, as
                                          amended from time to time;

1.19 "Conditional Subscription Agreement" means the written agreement entitled
                                          "Conditional Subscription Agreement"
                                          between BoE and ARM pursuant to which
                                          BoE may acquire Shares in Freegold;

1.20 "Debt Guarantor"                     means Micawber 243 (Proprietary)
                                          Limited (Registration Number
                                          2001/021483/07) which will inter alia
                                          guarantee to the Lenders the
                                          obligations of ARM under the BoE Term
                                          Loan and the obligations of Freegold
                                          under the Freegold Guarantee;

1.21 "the Directors"                      means the ARM Directors and the
                                          Harmony Directors;

1.22 "Financier"                          means a bank, financial institution
                                          or other entity which is regularly
                                          engaged in or established for the
                                          purpose of making, purchasing or
                                          holding interests in loans,
                                          securities or other financial assets;

1.23 "Freegold"                           means Clidet No 383 (Proprietary)
                                          Limited (Registration Number
                                          2001/029602/07), a private company
                                          incorporated in the Republic in which
                                          both ARM and Harmony hold 50% (fifty
                                          percent) of the issued share capital,
                                          the name of which will as soon as
                                          possible after the implementation
                                          date of the Sale of Business
                                          Agreement be changed to Freegold
                                          (Proprietary) Limited or such other
                                          name as may be acceptable to the
                                          Shareholders and the

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                                       8



                                             Registrar of  Companies;

1.24           "Freegold Counter             means the written agreement
               Indemnity"                    entitled "Freegold Counter
                                             Indemnity" between Freegold
                                             and the Debt Guarantor pursuant
                                             to which Freegold indemnifies the
                                             Debt Guarantor against certain
                                             costs, losses, liabilities or
                                             expenses it may incur under the
                                             written agreements entitled
                                             "Lenders' Debt Guarantee" and
                                             "Harmony Debt Guarantee";

1.25           "Freegold Debt Guarantee"     the written guarantee entitled
                                             "Freegold Debt Guarantee"
                                             pursuant to which Freegold
                                             guarantees the obligations of
                                             ARM under the BoE Term Loan;

1.26           "Harmony"                     means Harmony Gold Mining
                                             Company Limited (Registration
                                             Number 1950/038232/06);

1.27           "the Harmony Directors"       means the directors nominated
                                             by Harmony and holding office
                                             from time to time in terms of
                                             the Articles;

1.28           "the Harmony Term Loan"       means the loan of R500 000 000
                                             (five hundred million Rand) made
                                             by Harmony to Freegold on loan
                                             account;

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                                       9

1.29 "the Harmony Unsecured Loan"  means the loan of R400 000 000 (four hundred million Rand) made by Harmony to Freegold on loan account;

1.30 "Harmony Unsecured Claims     means all of Harmony's Claims Loan Account
     on Loan Account"              excluding the Harmony Term Loan;

1.31 "Harmony's Interest"          in relation to any particular time, means all
                                   of Harmony's Shares and its Claims on Loan
                                   Account (if any) at the time in question;

1.32 "Lenders' CTA"                means the written agreement entitled
                                   "Lenders' Common Terms Agreement" between BoE
                                   (as Lender and Facility Agent), ARM, Freegold and the Debt Guarantor, the terms and conditions of which apply, inter alia, to the BoE Term Loan;

1.33 "Lenders"                     means BoE and any Financiers that have at any
                                   time advanced funds to ARM under the BoE Term
                                   Loan;

1.34 "Maandagshoek Guarantee"       means the written agreement entitled
                                   "Guarantee" issued by ARM and African Rainbow Minerals and Exploration Investments (Proprietary) Limited (Registration No. 1997/020158/07) in favour of BoE pursuant to which ARM as primary obligor guarantees the obligations of ARM Mining Consortium Limited to BoE under a subordinated loan agreement in an amount of R102 500 000 (one hundred and two million five hundred thousand Rand) excluding capitalised interest;





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                                       10

1.35      "Management Period"      means the period from 1 January 2002 until
                                   the implementation date of the Sale of
                                   Business Agreement or the date on which that agreement lapses, as the case may be, during which period Freegold will manage the Businesses of Freegold in terms of the Sale of Business Agreement;

1.36      "Market Value"           means the combined value of the Shareholder's
                                   Interest of all Shareholders determined in accordance with clause 18;

1.37      "Member of the Same      in relation to a Shareholder which is a
          Group"                   company, means another company which is for
                                   the time being a holding company of the
                                   Shareholder in question or a subsidiary of that shareholder or another subsidiary of any such holding company of that shareholder and where applicable, includes any individual who owns or otherwise controls, directly or indirectly, more than 50% (fifty percent) of the total votes in respect of all the issued ordinary share capital of the Shareholder in question, or nay company controlled by that individual or a member of his immediate family and any trust of which that individual or his immediate family is a beneficiary;

1.38      "Merchant Bank"          means a merchant bank or investment bank
                                   which is a subsidiary or a part or a division of a registered bank whether such bank is registered in the Republic or elsewhere:

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                                       11

1.39      "Nominee"                means a Shareholder who holds a Share as a
                                   nominee for a Shareholder as permitted in terms of this Agreement and the Articles;

1.40      "the Parties"            means ARM, Harmony and Freegold and their
                                   successors in title and "Party" means any of them;

1.41      "Prime Rate"             means the rate (percent per annum) from time
                                   to time charged by ABSA Bank Limited for similar amounts on unsecured overdraft to its prime customers in good standing in the private sector, as certified by the manager of that bank, whose appointment it will not be necessary to prove, calculated on a daily basis and compounded monthly in arrear;

1.42      "the Republic"           means the Republic of South Africa;

1.43      "the Sale of Business    means the sale of business agreement
          Agreement"               concluded between ARM, Harmony, Anglogold and
                                   Freegold on 24 December 2001;

1.44      "Shares"                 means the ordinary par value shares of R1
                                   (one rand) each in the issued share capital of Freegold from time to time;

1.45      "Shareholders"           means ARM and Harmony and where the context
                                   so requires, includes their successors in title to any Shares, and "Shareholder" means any one of them as the context may require;

1.46      "Shareholder's Interest" in relation to a Shareholder at any

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                              particular time, means all that Shareholder's
                              Shares and its Claims on Loan Account (if any);

1.47 "Signature Date"         means the date on which this Agreement is signed
                              by the last Shareholder signing it;

1.48 "Stock Exchange"         means the JSE Securities Exchange South Africa and
                              any stock exchange on which shares of a company may be listed;

1.49 "Unsecured Claims on     means collectively, the ARM Unsecured Claims on
     Loan Account"            Loan Account and the Harmony Unsecured Claims on
                              Loan Account;

1.50 words and expressions defined in the Companies Act which are not defined in this Agreement shall have the same meaning in this Agreement as those ascribed to them in the Companies Act;

1.51 if any provision in a definition or the preamble contains a substantive provision conferring rights or imposing obligations on any Party, then notwithstanding that it is in the definitions clause or preamble, effect shall be given to it as if it were a substantive provision of this Agreement;

1.52 Unless inconsistent with the context, an expression which denotes:

1.52.1    any gender includes the other genders;

1.52.2    a natural person includes an artificial person and vice versa;

1.52.3    the singular includes the plural and vice versa;

1.53 All the headings and sub-headings in this Agreement are for convenience only and are not to be taken into account for the purposes of interpreting it.

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2.   SUSPENSIVE CONDITION

     This Agreement, save for clauses 1, 2, 3, 16, 25, 27, 29 and 30, is subject to the suspensive condition that the Sale of Business Agreement becomes unconditional on or before 30 April 2002 or such later date as may be agreed in writing between the Shareholders, and is implemented, failing which this Agreement shall be of no force or effect.

3.   THE INTERIM MANAGEMENT OF FREEGOLD

3.1 Freegold is obliged to manage the Businesses of Freegold in terms of the Sale of Business Agreement during the Management Period, or should the Sale of Business Agreement not become unconditional, from 1 January 2002 to the date on which that agreement lapses.

3.2 The Shareholders shall provide human and other resources required for such management by Freegold free of charge. Should it be necessary to obtain human or other resources from third parties, the Shareholders shall bear the costs thereof equally, provided that the necessary approvals in terms of clause 3.12 have been obtained.

3.3 Freegold has commenced management of the Businesses of Freegold and an Interim Executive Committee ("Interim Exco") has been established which is vested with the management of Freegold in the same manner, mutatis mutandis, as if the Interim Exco were the Board.

3.4  The Interim Exco consists of 12 (twelve) representatives.

3.5 Each Shareholder is entitled, by written notice to the other Shareholder, to appoint 6 (six) representatives to the Interim Exco and similarly by written notice to remove any such representative or to replace any such representative who is so removed or who ceases for any other reason to be a member of the Interim Exco.

3.6 The quorum for meetings of the Interim Exco is 4 (four) representatives present at the commencement of and throughout the meeting of whom 2


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                                       14

     (two) shall be representatives appointed by ARM and 2 (two) shall be representatives appointed by Harmony.

3.7 The 6 (six) representatives on the Interim Exco of each of ARM and Harmony have 1 (one) block vote, which vote is cast by 1 (one) of their respective representatives.

3.8 The Interim Exco has established an interim steering committee which shall report directly to the Interim Exco. The interim steering committee is responsible for the day to day running of the Businesses of Freegold within the powers delegated to it by the Interim Exco. In particular, the interim steering committee operates within the constraints of any approved budget and schedule of authority.

3.9 The interim steering committee consists of that number of persons deemed necessary by the Interim Exco for the running of the Businesses of Freegold.

3.10 The interim steering committee ensures that the Businesses of Freegold are run and managed according to the highest international standards and operating procedures relating to health, safety and environment.

3.11 The interim steering committee is empowered to establish such sub-committees as may be necessary for the running of the Businesses of Freegold.

3.12 All expenditure by either of the Shareholders in the course of the management of the Businesses of Freegold during the Management Period in excess of R100 000 (one hundred thousand Rand) may only be incurred with the prior written approval of the Interim Exco. All expenditure less than R100 000 (one hundred thousand Rand) by either of the Shareholders must be approved by the financial directors of each of the Shareholders.

3.13 Should the Businesses of Freegold not generate sufficient working capital at any time during the Management Period, the Shareholders shall provide bridging finance equally to Freegold which bridging finance shall be repaid when sufficient capital is available to make such repayments and after

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                                       15

            having provided for working capital requirements. Should the Sale of Business Agreement lapse for any reason and should one of the Shareholders have contributed less than 50% (fifty percent) of such bridging finance that Shareholder shall compensate the other Shareholder by making a payment to the extent and with the effect that such bridging finance shall have been contributed equally within 3 (three) days of receipt of a written demand to make such payment.

     3.14 All expenses approved in terms of clause 3.12 shall be borne equally by the Shareholders unless borne by Freegold. Should the aggregate of payments in respect of such expenses be disproportionate to the Shareholder's Interest that they will hold after the implementation date of the Sale of Business Agreement and dilution in terms of clause 4 (if any), then the Shareholder whose payments are less than its proportionate share shall compensate the other Shareholder by making a payment to the extent and with the effect that such expenses are borne by the Shareholders in proportion to their shareholding within 3 (three) days of receipt of a written demand to make such payment.

     3.15 The income of the Businesses of Freegold during the Management Period shall be applied in the payment of the costs incurred during the Management Period and the profits of the costs incurred during the Management Period and the profits of the Businesses of Freegold shall be retained and shall, after the implementation date of the Sale of Business Agreement, be dealt with in terms of clause 9. Should the Sale of Business Agreement lapse the profits and losses of Freegold shall be for the account of AngloGold.

     4.   SHAREHOLDINGS IN FREEGOLD

     4.1 It is recorded that the authorised share capital of Freegold is 100000 (one hundred thousand) ordinary shares of R1 (one Rand) each and that the issued share capital of Freegold, which is held by ARM and Harmony in equal proportions, is 2 (two) ordinary shares of R1 (one Rand) each.

     4.2    Freegold shall, provided that neither Shareholder defaults in making its contribution in respect of the initial payment in terms of clause 4.3, allot and issue 9 999 (nine thousand nine hundred and ninety nine) Shares to
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                                       16

     each of the Shareholders at par and for cash as soon as possible after the Signature Date.

4.3 It is recorded that Freegold is obliged to pay the initial payment to AngloGold on the implementation date of the Sale of Business Agreement, on which date each Shareholder shall contribute to Freegold, on loan account, an amount equal to 50% (fifty percent) of the initial payment ("the initial contribution") in the following manner:

4.3.1 ARM shall advance the ARM Unsecured Loan to Freegold and Harmony shall advance the Harmony Unsecured Loan to Freegold; and

4.3.2 ARM shall advance the ARM Term Loan to Freegold and Harmony shall advance the Harmony Term Loan to Freegold.

4.4 Subject to clause 4.6, in the event that for any reason whatsoever either of the Shareholders ("the defaulting shareholder") fails to contribute the full amount of its initial contribution, any such shortfall shall be contributed to Freegold by the other Shareholder ("the complying shareholder") within 10 (ten) Business Days of the date of receipt of the written notice in terms of clause 21 of the Sale of Business Agreement, and, unless the complying shareholder elects otherwise in writing, Freegold shall allot and issue to the complying shareholder the number of shares necessary so that each Shareholder holds the percentage of the total number of Shares which is in proportion to the contribution made by each of them respectively ("the adjusted Shareholder's shareholding percentage").

4.5 The adjusted Shareholder's shareholding percentage shall be determined in accordance with the following formula:


                                    A                    100
                    Y   =   ------------------     X     ---
                                    B                     1

     in which formula:-

     (i)  "Y" is the adjusted Shareholder's shareholding percentage;
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                                       17


(ii) "A" is that portion of the initial payment (less the interest thereon) contributed by the relevant Shareholder;

(iii)   "B" is R1 800 000 000 (one thousand eight hundred million Rand).

EXAMPLE 1: FOR THE DETERMINATION OF THE ADJUSTED SHAREHOLDER'S SHAREHOLDING PERCENTAGE OF A SHAREHOLDER WHO CONTRIBUTES R720 000 000 (SEVEN HUNDRED AND TWENTY MILLION RAND) OF THE INITIAL CONTRIBUTION AND ASSUMING THAT THE INITIAL PAYMENT IS R1 800 000 000 (ONE THOUSAND EIGHT HUNDRED MILLION RAND).

        720 000 000      100
        -----------      ---
   Y =  1 800 000 000  X  1

   Y = 40%

EXAMPLE 2: FOR THE DETERMINATION OF THE ADJUSTED SHAREHOLDER'S SHAREHOLDING PERCENTAGE OF A SHAREHOLDER WHO PAYS R1 080 000 000 (ONE THOUSAND AND EIGHTY MILLION RAND) OF THE INITIAL CONTRIBUTION AND ASSUMING THAT THE INITIAL PAYMENT IS R1 800 000 000 (ONE THOUSAND EIGHT HUNDRED MILLION RAND).

        1 080 000 000    100
        -------------    ---
   Y =  1 800 000 000  X  1

   Y = 60%

4.6 In the event that for any reason whatsoever either of the Shareholders ("the defaulting shareholder") fails to contribute any amount at all of its initial contribution, its initial contribution shall be contributed to Freegold by the other Shareholder ("the complying shareholder") within 10 (ten) Business Days of the date of receipt of the written notice in terms of clause 21 of the Sale of Business Agreement and the defaulting shareholder shall be obliged to transfer its 1 (one) Share ("the transfer share") to the complying shareholder, for a purchase consideration equal to the transfer share's par value of R1 (one Rand), by delivering to the complying shareholder against payment of the purchase consideration its share

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                                       18

         certificate for the transfer share, together with such duly executed transfer form as may be required by law for the transfer of the transfer share to the complying shareholder or any Nominee for the complying shareholder, and the provisions of clause 12.3.10 shall apply mutatis mutandis.

4.7 On 1 January 2005, to the extent that Freegold is unable to fund the second payment from internal cash resources (the amount which Freegold is unable to fund is hereafter referred to as "the second payment shortfall amount"), each Shareholder shall contribute on loan account to Freegold an amount equal to that percentage of the second payment shortfall amount which is equivalent to their then respective percentage shareholdings ("the second payment contribution"), which contributions will form part of the Unsecured Claims on Loan Account.

4.8 Should a Shareholder ("the defaulting shareholder") not contribute the full amount due by it in terms of clause 4.7, the other Shareholder ("the complying shareholder") shall within 10 (ten) Business Days of the date of receipt by Freegold of the written notice in terms of clause 21 of the Sale of Business Agreement remedy the default of the defaulting shareholder by contributing as an unsecured loan to Freegold the amount ("the new unsecured claim on loan account") which the defaulting shareholder has failed to contribute in terms of clause 4.7. Thereafter the defaulting shareholder's shareholding in Freegold shall be diluted in accordance with the dilution procedure ("the dilution procedure") set out in clauses 4.9 to 4.12 (both inclusive).

4.9 The Market Value of the Shareholder's interest after the second payment contribution shall be determined in terms of clause 18. The market value of the Shares shall be determined by subtracting the Claims on Loan Account from the Market Value of the Shareholder's interest and dividing the result by the number of Shares.

4.10 Once the market value per Share has been determined, the Auditors shall determine in terms of this clause 4.10 the percentage of the Shares which the defaulting shareholder should hold after dilution ("the second adjusted Shareholder's shareholding percentage"). The second adjusted Shareholder's shareholding percentage shall be determined in the following manner:
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                                       19

                                B - (A x C)          100
              Y  =  [  A  +  (  ------------  )]  x  ---
                                Market Value          1

     in which formula:

     (i)    "Y" is the second adjusted Shareholder's shareholding percentage;

     (ii) "A" is the defaulting shareholder's attributable share capital (being the par value of the defaulting shareholder's Shares plus a proportionate share of any share premium or the stated capital, as the case may be) plus the face value of its Claims on Loan Account, divided by the total share capital of Freegold and the total Claims on Loan Account;

     (iii) "B" is that portion of the second payment contribution made by defaulting shareholder;

     (iv)   "C" is the amount of the second payment shortfall amount;

     (v)    "Market Value" is the Market Value determined in terms of clause 18.

EXAMPLE: FOR THE DETERMINATION OF THE SECOND ADJUSTED SHAREHOLDER'S SHAREHOLDING PERCENTAGE OF A SHAREHOLDER WHOSE EXISTING SHAREHOLDER'S INTEREST IS 50% (FIFTY PERCENT) AND WHO CONTRIBUTES R150 000 000 (ONE HUNDRED AND FIFTY MILLION RAND) OF THE SECOND PAYMENT CONTRIBUTION ASSUMING THAT THE MARKET VALUE IS R3 BILLION (THREE THOUSAND MILLION RAND).

                    150 million - (0.5 x 400 million)         100
Y  =  [  0.5  +  (  ---------------------------------  )]  x  ---
                                3 billion                      1

Y  =  48,3%

4.11 The Auditors shall determine the number of Shares ("the remedy shares") to be allotted and issued to the complying shareholder so that the defaulting shareholder holds the second adjusted shareholder's percentage. The complying shareholder shall subscribe for and Freegold shall allot and issue to the complying shareholder the remedy shares at the market value per Share determined in terms of clause 4.9 ("the subscription price").

4.12 The amount of the subscription price shall be set off against the amount of the new unsecured claim on loan account in partial repayment by Freegold to the complying shareholder of the new unsecured claim on loan account (the remaining balance of the new unsecured claim on loan account is hereafter referred to as "the new claim balance").

4.13 The defaulting shareholder shall for a period of 60 (sixty) days after the remedy of the default of the defaulting shareholder by the complying shareholder, have a call option ("the clawback option") to require the complying shareholder to sell to the defaulting shareholder that number of the remedy shares ("the clawback remedy shares") and that portion of the new claim balance that will put the defaulting shareholder back in the position it would have been in had it not defaulted in respect of the second payment contribution ("the clawback new claim balance"). The purchase price for:

4.13.1 the clawback remedy shares shall be calculated by multiplying the number of clawback remedy shares by the market value per Share which was determined in terms of clause 4.9 and which was used for the calculation of the number of remedy shares allotted and issued in terms of clause 4.11;

4.13.2       the clawback new claim balance shall be the face value thereof.

        The aggregate of the purchase prices for the clawback remedy shares and the clawback new claim balance is hereafter referred to as "the clawback price".

4.14 The clawback option may be exercised by the defaulting shareholder by way of written notice to the complying shareholder on or before the last day of the 60 (sixty) day period. Upon the exercise of the clawback option, the defaulting shareholder shall pay the clawback price (together with interest thereon at the Prime Rate from the date of remedy of the default in terms of clause 4.8 to the date of payment of the clawback price) to the complying shareholder within 10 (ten) Business Days of the date of exercise of the clawback option against delivery by the complying shareholder to the defaulting shareholder of the share certificates and a share transfer form in respect of the clawback remedy shares signed by the complying shareholder and blank as to transferee and a written cession of the clawback new claim balance in favour of the defaulting shareholder.

     4.15 The defaulting shareholder shall indemnify the complying shareholder against any tax incurred by the complying shareholder in respect of the transfer of the clawback remedy shares contemplated in clause 4.14.

     4.16 When Freegold is required to pay the tax payment in terms of the Sale of Business Agreement and to the extent that Freegold is unable to fund the tax payment from internal cash resources (the amount which Freegold is unable to fund is hereafter referred to as "the tax payment shortfall amount") each Shareholder shall contribute on loan account to Freegold an amount equal to that percentage of the tax payment shortfall amount which is equivalent to their then respective percentage shareholdings ("the tax payment contribution"), which contributions will form part of the Unsecured Claims on Loan Account.

     4.17 Should a Shareholder not contribute the full amount due by it in terms of clause 4.16, the dilution procedure and the provisions of clauses 4.8 to 4.15 (both inclusive) shall apply mutatis mutandis except that references to the second payment contribution shall be construed as references to the tax payment contribution.

5.   FURTHER FINANCING

     5.1 Unless otherwise agreed between the Shareholders in writing, neither Shareholder shall be obliged to give any guarantees or provide any security in respect of the funding obligations of Freegold.

     5.2 Freegold's future capital requirements shall be provided in the following manner:

     5.2.1       out of Freegold's own resources; or if this is not possible

5.2.2 by means of loans from financial institutions and other appropriate third parties secured by the assets of Freegold without security being provided by the Shareholders; or if this is not possible;

5.2.3 by means of loans by the Shareholders or, if so agreed between the Shareholders, by means of share capital, which shall be contributed ("the capital call contribution") by the Shareholders pro rata to their shareholdings at that time; and

5.2.4      combinations of the above.

5.3 Where the Shareholders provide any capital by way of loans, including without limitation, the loans in respect of the Unsecured Claims on Loan Account, such loans (other than the ARM Term Loan and the Harmony Term Loan, the terms and conditions of which are contained in written agreements concluded between ARM and Freegold and Harmony and Freegold respectively) shall, unless otherwise agreed in writing between the Shareholders, be on the following terms and conditions:

5.3.1 such loans shall be interest bearing at the rate agreed between the Shareholders and Freegold from time to time and failing such agreement at the Prime Rate;

5.3.2 subject to the provisions of clause 9.1, such loans shall be repayable to the Shareholders pro rata to their then shareholding as and when the funds are available;

5.3.3 such loans shall in all other respects be on the terms and conditions applicable to the existing Unsecured Claims on Loan Account (if any) at the time in question.

5.4 Should a Shareholder ("the defaulting shareholder") fair to fulfil any of its obligations in terms of and in accordance with clause 5.2.3, and should the defaulting shareholder remain in breach of those obligations for a period of 14 (fourteen) days after receipt of a written notice by the other Shareholder ("the complying shareholder") calling upon the defaulting shareholder to remedy such breach, the complying shareholder may, after it has remedied the default, in its sole discretion, elect to invoke the dilution procedure, in which event the provisions of clauses 4.8 to 4.15 (both inclusive) shall apply mutatis mutandis except that:

5.4.1 references to the second payment contribution shall be construed as references to the capital call contribution; and

5.4.2          the clawback option may be exercised in accordance with clause
               4.13 within a period of 180 (one hundred and eighty) days.

5.5 Should the complying shareholder elect not to remedy the default of the defaulting shareholder and invoke the dilution procedure in accordance with clause 5.4, it may, in its sole discretion, elect to claim immediate repayment of the loan advanced by it to Freegold in terms of clause 5.2.3.

5.6 Should AngloGold claim any amount from Freegold in terms of the Sale of Business Agreement and should Freegold be unable to pay the amount out of its own resources then the Shareholders shall provide further capital by way of loans pro rata to their shareholdings at that time to Freegold in order to enable it to pay such amount to AngloGold. Unless otherwise agreed in writing between the Shareholders, the indebtedness of Freegold incurred in respect of such loans shall be on terms and conditions agreed between the Shareholders and the Board and, failing such agreement shall be on the terms and conditions applicable to the existing Unsecured Claims on Loan Account (if any) at the time in question. Should a Shareholder fail to fulfil any of its obligations in terms of this clause 5.6 the provisions of clause
          5.4 shall apply mutatis mutandis.

5.7 The Shareholders agree that to the extent that any of them suffers any loss in relation to suretyships and indemnities given on behalf of Freegold, or loans made or credit given to Freegold pursuant to this Agreement, they shall compensate each other within 3 (three) days of a written demand to the extent and with the effect that such losses are borne in proportion to their then shareholdings in Freegold.

6.   FREEGOLD'S BUSINESS

6.1 Each of the Shareholders shall use all reasonable and proper means in its power to maintain, improve and extend the business of Freegold and to further the reputation and interests of Freegold and any subsidiaries it may have from time to time, subject to the terms and conditions of the Co-operation Agreement.

6.2 The business of Freegold shall be that of gold mining, the acquisition and exploitation of mineral rights and all related operations including, but not limited to, smelting, refining, beneficiation and marketing of gold and its associated minerals and by-products, and any other types of business which the Shareholders may agree upon from time to time subject to the terms and conditions of the Co-operation Agreement.

6.3 Except as the Shareholders may otherwise agree in writing or save as otherwise provided for or contemplated in this Agreement, they shall exercise their powers in relation to Freegold so as to ensure that Freegold carries on and conducts its business and affairs in a proper and efficient manner and for its own benefit.

6.4 The expression "Freegold" where used in this clause 6 shall include any subsidiaries it may have from time to time to the extent and with the effect that the provisions of this clause 6 shall apply in relation to each such subsidiary as they apply in relation to Freegold.

6.5 The Shareholders record that Freegold shall be a profit orientated enterprise.


7.   THE BOARD

7.1 Notwithstanding the provisions of the Articles, The Board shall consist of 12 (twelve) directors.

7.2 For as long as ARM and Harmony each hold 50% (fifty percent) of the Shares, or for so long as ARM and BoE collectively hold (pursuant to an acquisition of Shares by BoE in terms of the Conditional Subscription Agreement) 50% (fifty percent) of the Shares and Harmony holds the other 50% (fifty percent) of the Shares:

     7.2.1     ARM may nominate 6 (six) persons for appointment as directors;
               and

     7.2.2 Harmony may nominate 6 (six) persons for appointment as directors;

            which persons shall be appointed as directors in terms of the Articles.

     7.3 If, and for so long as a Shareholder holds more than 50% (fifty percent) of the Shares, such Shareholder shall be entitled to nominate 7 (seven) persons for appointment as directors and the other Shareholder shall be entitled to nominate 6 (six) persons for appointment as directors, which persons shall be appointed as directors in terms of the Articles provided that if and for so long as a Shareholder holds 75% (seventy five percent) of more of the Shares, the Shareholders shall nominate directors in proportion to their then shareholdings. Should the application of the proportionate nomination principle result in a fraction, then that number shall be rounded off to the nearest whole number.

     7.4 Subject to the provisions of the Companies Act, the Shareholder nominating a director shall be entitled to remove and replace such director by written notice to Freegold, and in the same manner replace a director who ceases to be a director for any other reason.

     7.5 The Shareholders shall be entitled to nominate alternate directors for the directors nominated in terms of this clause 7, who shall be appointed in terms of the Articles. Such alternates need not be directors.

     7.6 Subject to the provisions of clause 7.3, the quorum for meetings of the Board shall be 4 (four) directors present at the commencement of and throughout the meeting of whom 2 (two) shall be ARM Directors and 2 (two) shall be Harmony Directors.

7.7 If within 30 (thirty) minutes after the time appointed for the commencement of any meeting of the Board a quorum is not present, the meeting shall be adjourned to a day 7 (seven) days after the date of the adjourned meeting at the same place and time. Should that day not be a Business Day the meeting shall be adjourned to the next Business Day after the expiry of the 7 (seven) day period.

7.8 Should a quorum not be present at such adjourned meeting within 30 (thirty) minutes after the time appointed for the meeting, the directors present in person at that adjourned meeting shall constitute a quorum.

7.9 Unless otherwise determined by the Board a director shall receive at least 7 (seven) days notice of directors' meetings and shall receive at least 48 (forty eight) hours notice of adjourned meetings.

7.10 All nominations of directors and alternate directors in terms of this clause 7 shall be made by written notice given to Freegold by the relevant Shareholder.

7.11 Each Shareholder shall exercise its votes in respect of any resolution for the appointment or removal of a director in the same manner as the Shareholder who nominated such director.

7.12 Where no chairman or deputy chairman of the Board is present at the commencement of and throughout the meeting the directors nominated by the Shareholder who appointed the chairman in terms of clause 8 shall elect from amongst their number a chairman of the meeting.

7.13 So as to effect meaningful black empowerment, transfer of skills and capacity building, each Shareholder shall be entitled to identify 2 (two) invitees whose identity shall be provided to Freegold in writing and who shall be approved by the Board in writing and once so approved shall, in addition to the directors, except where the Shareholders agree otherwise, be entitled to attend and speak at meetings of the Board but shall not be entitled to vote at such meetings.

7.14 The ARM Directors shall collectively have 1 (one) block vote which will be cast by 1 (one) of the ARM Directors present at the meeting of the Board and the Harmony Directors shall collectively have 1 (one) block vote which will be cast by 1 (one) of the Harmony Directors present at the meeting of the Board.

7.15 If, and for so long as a Shareholder holds more than 50% (fifty percent) of the Shares, the directors nominated by such Shareholder shall have 2 (two) block votes and the other Shareholder shall have 1 (one) block vote which will be cast by 1
               (one) of their respective directors present at the meeting of the Board.

7.16 No resolution of the Board shall be regarded as having been passed in respect of any of the following matters unless it has been passed unanimously:

7.16.1 save as otherwise provided for in this Agreement, the allotment or issue of any further shares in Freegold which have been placed under the control of the directors by Freegold in general meeting and in respect of which a general authority has been given.

7.16.2 save as otherwise provided for in this Agreement, the consent to the registration of transfer of Shares otherwise than in terms of this Agreement, the Articles or any agreement between all the Shareholders;

7.16.3              the creation or issue of any debentures by Freegold;

7.16.4 the declaration of dividends in excess of that provided for in clause 9 of this Agreement;

7.16.5 the purchase by Freegold of any asset other than in the ordinary, normal and regular course of business or the entering into of any lease in terms of which an item will be leased otherwise than in the ordinary, normal and regular course of business;

7.16.6 the sale or disposal of any fixed assets of Freegold for a total selling price per transaction of more than R 50 000 000 (fifty million Rand);

7.16.7 the conclusion, extension, renewal or modification of any long term (exceeding 6 (six) months) contract, other than in the normal, ordinary and regular course of business and any unusual or onerous contract;

7.16.8 the conclusion of any contract with a Shareholder of Member of the Same Group as the Shareholder outside the normal, ordinary and regular course of business;

7.16.9 the conclusion of any other transaction or contract outside the normal, ordinary and regular course of business;

7.16.10 subject to the provisions of clause 26, the establishment of any new business including the sinking of any new shafts or the material expansion of the operations of Freegold other than in accordance with the budget or business plan;

7.16.11 the suspension or cessation or abandonment of any business or part thereof carried on by Freegold;

7.16.12   the changing of the main business of Freegold;

7.16.13 save as otherwise provided for in this Agreement or in terms of the Freegold Debt Guarantee, the mortgage, pledge or hypothecation in any other manner of any assets or property of Freegold outside the normal and regular course of business;

7.16.14 save as otherwise provided for in this Agreement or in terms of the Freegold Debt Guarantee, the giving of any suretyship or guarantee for the obligations of any person or entity other than a wholly owned subsidiary;

7.16.15 save as otherwise provided for in this Agreement or in terms of the Freegold Counter Indemnity, the issuing or any indemnities by Freegold or the undertaking of any other similar obligations outside the normal and regular course of business;

7.16.16 the provision of any finance to any other person or entity whether in the form of loans or in any other manner of amounts (whether or not reflected on Freegold's balance sheet) outside the normal and regular course business;

7.16.17 subject to the provisions of clause 26, the authorisation or incurring of any capital expenditure outside the normal, ordinary and regular course of business and which is not provided for in the short or long term budget or business plan;

7.16.18 the change of the basis of accounting used by Freegold for its previous accounting period unless required by any law. Generally Accepted Accounting Practice or convention;

7.16.19 the employment or dismissal of all employees who report directly to the steering committee established in terms of clause 7.19

7.16.20 the adoption or material variation, of any bonus or profit-sharing scheme or any share option or share incentive scheme or employee share trust or share ownership plan;

7.16.21 the variation of any benefits under the pension fund in respect of Freegold, other than variations of benefits required to be effected by the pension fund;

7.16.22 the acquisition of any business, whether directly by acquiring the business itself, or indirectly by acquiring the share capital of any company owning the business;

7.16.23 the subscription for or the purchase of shares of or stock in or debentures issued by any company outside the normal and regular course of business;

7.16.24 the entering into of any partnership or joint venture with any third party outside the normal and regular course of business;

7.16.25 the disposition or dilution Freegold's interests, directly or indirectly, in any subsidiaries it may have from time to time;

7.16.26 the merging of Freegold with any other company or corporate body or the merger of Freegold's business with that of any other person;

7.16.27 the approval of annual and long term budgets of Freegold from time to time and deviations therefrom, which vote in favour of such resolution shall not be unreasonably withheld taking cognisance of generally accepted mining industry practice, sound economic principles and the best interests of the Businesses of Freegold specifically and Freegold generally;

7.16.28 the determination of Freegold's annual and long term business plan and investment and financial policies and plans, which vote in favour of such resolution shall not be unreasonably withheld taking cognisance of generally accepted mining industry practice, sound economic principles and the best interests of the Businesses of Freegold specifically and Freegold generally;

7.16.29 the determination of Freegold's hedging and associated foreign exchange policies;

7.16.30 the conclusion of any contract between Freegold and any director or employee of Freegold or any person who is a relative or member of Freegold as defined in the Estate Duty Act. 1955 (as amended), or any corporation or company controlled by any Shareholder, director, Member of the Same Group or relative, directly or indirectly outside the normal, ordinary and regular course of business;

7.16.31 the variation of, addition to or cancellation of any terms or conditions of or the cancellation of any appointment, transaction or agreement dealt within this clause 7.16 or to which it applies.

7.17 Should a Shareholder hold 75% (seventy five percent) or more of the Shares the provisions of clause 7.16 shall not apply and Board resolutions and resolutions put to the vote of the Board shall be decided by way of a majority vote.

7.18 Save as otherwise provided in this Agreement, all resolutions of the Board shall be decided by way of a majority vote.

7.19 The Board shall establish a steering committee which shall report directly to the Board. The steering committee shall be responsible for the day to day running of the Businesses of Freegold within the powers delegated to it by the Board. In particular, the steering committee shall operate within the constraints of any approved budget and schedule of authority.

7.20 The steering committee shall ensure that the Businesses of Freegold are run and managed according to the highest international standards and operating procedures relating to health, safety and environment.

7.21 The steering committee may establish sub-committees such as financial committees, empowerment committees, technical committees and human resources committees.


8.   CHAIRMAN AND DEPUTY CHAIRMAN OF THE BOARD

8.1 In line with the Shareholders' intention to promote the empowerment image and profile of Freegold and in order to grow and develop its business, the chairman of the Board shall, for the first 24 (twenty four) months after the implementation date of the Sale of Business, be a person nominated by ARM and appointed in terms of the Articles and the deputy chairman for that period shall be a person nominated by Harmony. Thereafter, notwithstanding that Harmony should be entitled to nominate the chairman, it is the intention of the Shareholders that, for the above reasons, Freegold should have joint-chairmen, one of whom shall be a person nominated by ARM and the other shall be a person nominated by Harmony. There shall accordingly be no deputy chairman.

8.2 The chairman and the deputy chairman shall always be nominated from amongst the directors of Freegold.

8.3 The chairman and deputy chairman shall not have a casting vote at meetings of the Board.

8.4 A chairman, joint-chairman or deputy chairman nominated by a Shareholder may be removed and may be replaced pursuant to a written request given to Freegold to that effect by that Shareholder. A chairman and deputy chairman shall be appointed, removed and replaced by Freegold in terms of the Articles at a general meeting.

8.5 Each Shareholder shall exercise its votes in respect of any resolution for the appointment or removal of a chairman, joint-chairman or deputy chairman in the same manner as the Shareholder nominating such chairman or deputy chairman or requesting his removal, as the case may be.

9.   PROFITS AND DIVIDEND POLICY

9.1 The surplus cash after payment of operating costs and current taxes of Freegold shall be applied in the following manner:

9.1.1 firstly, to fund working capital, capital expenditure and to provide for taxes;

9.1.2 secondly, to the provision for pro rata repayment and to pro-rata repayment of, the capital and interest on the ARM Term Loan and the Harmony Term Loan;

9.1.3 thirdly, to the provision for payment and to payment of the second payment and the tax payment;

9.1.4 fourthly, to the pro rata repayment of the capital and interest on the ARM Unsecured Loan and the Harmony Unsecured Loan and any further Unsecured Claims on Loan Account;

9.1.5          fifthly, to the payment of dividends.

9.2 Subject to clause 9.1 and unless otherwise agreed in writing by the Shareholders, they shall procure that all of Freegold's profits for each financial year, which are available for distribution, will, unless otherwise agreed, be distributed by the payment of cash dividends at least twice during each financial year and within 30 (thirty) days of the end of each period of 6 (six) months during the financial year in question.

10. GENERAL MEETINGS OF THE COMPANY AND MATTERS REQUIRING BOTH SHAREHOLDERS' APPROVAL

10.1 The quorum for general meetings of Freegold shall always include both Shareholders who shall be present at the commencement of and throughout the general meeting. The voting and the conduct at proceedings of general meetings shall in all other respects be governed by the Articles and the Companies Act.

10.2 Resolutions in respect of the following matters may only be passed with the approval in writing of a Shareholder or Shareholders, as the case may be, holding 75% (seventy five percent) or more of the Shares:

10.2.1              the change of the Auditors;

10.2.2 the passing of a resolution as contemplated in Section 228 of the Companies Act to authorise the sale or disposition of the whole or a major part of the business or the assets of Freegold;

10.2.3 subject to the provisions of this Agreement and save in respect of Shares which BoE may become entitled to acquire in terms of the Conditional Subscription Agreement, the creation, allotment or issue of any shares in the capital of Freegold or any other security or granting of any option or rights to subscribe in respect thereof or the conversion of any instrument into such shares;

10.2.4 the declaration of a dividend otherwise than in accordance with clause 9;

10.2.5 the bringing of any application for the winding-up of Freegold; or

10.2.6              the obtaining of a listing for the Shares on any Stock
                    Exchange.

10.3 The expression "Freegold" where used in clause 10.2 shall include any subsidiaries Freegold may have from time to time to the extent and with the effect that the provisions of clause 10.2 shall apply in relation to each such subsidiary as they apply in relation to Freegold.

10.4 Should there be an equality of votes in respect of a resolution proposed at a general meeting the chairman of the general meeting shall not have a casting vote.

10.5 Save as otherwise provided for in this Agreement, the Articles or the Act, all resolutions put to the vote of the general meeting shall be decided by way of a majority vote.

11.  TRANSFERS OF SHAREHOLDER'S INTEREST

11.1 Neither Shareholder shall, except in accordance with the provisions of this Agreement or in accordance with the provisions of the Conditional Subscription Agreement or with the prior written consent of the other
     Shareholder:

11.1.1 pledge, mortgage or otherwise hypothecate or encumber its Shareholder's Interest or any of the rights attached to its Shareholder's Interest; or

11.1.2 sell, transfer or otherwise dispose of its Shareholder's Interest or any of the rights attached to its Shareholder's Interest; or

11.1.3 enter into any agreement in respect of the votes attached to its Shareholder's Interest or any of the other rights attached to its Shareholder's Interest.

11.2 Any Shareholder shall be entitled to encumber its Shareholder's Interest in favour of the Debt Guarantor and/or any Financier that provides funding to such Shareholder to enable such Shareholder to make contributions

     (whether in the form of loans or share capital) to Freegold; provided that in granting such security the relevant Shareholder shall ensure that:

11.2.1 the Debt Guarantor and/or any Financier, as the case may be, agrees to comply with the provisions of clauses 12.1 to 12.6 (both inclusive) in favour of the other Shareholder when realising the relevant Shareholder's Interest; and

11.2.2 the Debt Guarantor and/or any Financier, as the case may be, agrees to ensure that any person who agrees to acquire the relevant Shareholder's Interest shall enter into and sign a deed of adherence to observe, perform and be bound by all the terms of this Agreement which are capable of applying to such person.

11.3 The Harmony Term Loan shall be secured in the same manner and to the same extent mutatis mutandis as the security provided to the Lenders and/or the Debt Guarantor in respect of the assets of Freegold.

11.4 The Parties shall procure that before any person (other than a person who is already a Shareholder) is registered as a holder of any Share, such person shall enter into and sign a deed of adherence to observe, perform and be bound by all the terms of this Agreement which are capable of applying to such person. The Parties shall further co-operate in good faith so as to amend this Agreement to provide for the additional Shareholder or Shareholders. Freegold shall not register any such person as the holder of any Share until such a deed has been executed. Upon being so registered that person shall be deemed to be a Party to this Agreement.

11.5 Freegold shall not register any transfer of Shares made in breach of this Agreement and the Shares so transferred shall carry no rights whatsoever unless and until the breach is rectified.

11.6 No Shareholder shall transfer any Shares unless a proportionate amount of that Shareholder's Claims on Loan Account, if any, are transferred together with such Shares.

12.  RECIPROCAL RIGHTS OF PRE-EMPTION BETWEEN THE SHAREHOLDERS

12.1 Save as otherwise provided in this Agreement, each Shareholder ("the offeror") undertakes not to sell or otherwise dispose of or transfer any Shareholder's Interest owned by it to anyone ("a third party offer") other than the other Shareholder ("the offeree"), without first offering such Shareholder's Interest ("the offer Shareholder's Interest") to the offeree at the same price and on the same terms and conditions as those on which the offeror is prepared to sell the offer Shareholder's Interest under a bona fide transaction to such other person.

12.2   Any offer ("the offer") in terms of clause 12.1 shall;

12.2.1 be made in writing to the offeree and be delivered to the offeree at its address set out in clause 30;

12.2.2 specify the name of the third party who is the prospective transferee, the purchase price expressed as an amount in South African Rands and the terms and conditions of the third party offer;

12.2.3 be irrevocable for a period of 30 (thirty) days from its receipt by the offeree;

12.2.4 not be capable of partial acceptance unless otherwise agreed by the prospective transferee;

12.2.5 be accepted by the offeree giving written notice to the offeror's address specified in clause 30 within the 30 (thirty) days referred to in clause 12.2.3.

12.3   If the offer is duly accepted by the offeree;

12.3.1 then the sale and purchase of the offer Shareholder's Interest which results shall be on the terms and conditions of the third party offer provided that payment shall be made within 60 (sixty) days after the acceptance referred to in clause 12.2.5. Should payment for the offer Shareholder's Interest occur after the payment date specified in the third party offer, the offeree shall pay interest on the purchase price at the Prime Rate from the payment date specified in the third party offer until the date of payment;

12.3.2 the offeror shall deliver the relevant share certificate(s) to the offeree or any Nominee(s) for the offeree, together with such duly executed transfer forms as may be required by law for the transfer of the Shares forming part of the offer Shareholder's Interest to the offeree or any Nominee(s) for the offeree, and a power of attorney in such form and in favour of such person as the offeree may nominate so as to enable the offeree to exercise all rights of ownership in respect of the Shares forming part of the offer Shareholder's Interest, including, without limitation, the voting rights thereto;

12.3.3 the offeror shall deliver the relevant cessions to the offeree in writing in respect of a proportionate amount of its rights in respect of its Claims on Loan Account;

12.3.4 the offeror and the offeree shall procure (insofar as they are able) that such transfer or transfers are duly registered;

12.3.5 the offeror shall do all such other things and execute all such other documents as the offeree may require to give effect to the sale and purchase of the offer Shareholder's Interest;

12.3.6 each of the Shareholders shall use its reasonable endeavours to obtain any regulatory or other consents that are needed to enable the sale and purchase of the offer Shareholder's Interest to be completed. If such consents are refused the purchase and sale shall become void and the offeror and the offeree shall be released from their obligations under this clause 12.3, but they shall negotiate with each other in good faith with a view to achieving an alternative solution.

12.3.7 the offeree shall within the 60 (sixty) day period referred to in clause
       12.3.1 provide the offeror with a written statement by the offeree's Financiers to the effect that they are prepared to lend the necessary funds to the offeree to enable it to purchase the offer Shareholder's Interest at the end of the 60 (sixty) day period;

12.3.8 should the funds referred to in clause 12.3.7 not be available at the end of the 60 (sixty) day period referred to in clause 12.3.1 then, provided that the offeree provides proof, to the reasonable satisfaction of the offeror, before the end of the 60 (sixty) day period, that payment of the purchase price will be made within a further 30 (thirty) days from the end of such 60 (sixty) day period, the offeree shall have an additional 30 (thirty) day period from the end of such 60 (sixty) day period to pay the purchase price;

12.3.9 should the offeree fail to make payment at the end of the 60 (sixty) day or the additional 30 (thirty) day period, at the case may be, the offeror shall without prejudice to its other rights in law be entitled to cancel the agreement of sale and purchase in terms of clause 12.3 and the offeree shall forfeit all its pre-emptive rights in respect of any proposed future transfers by the offeror of its Shareholder's Interest or a portion of its Shareholder's Interest;

12.3.10 if the offeror fails or refuses to transfer any offer Shareholder's Interest in accordance with its obligations hereunder, the offeree shall execute and deliver on behalf of the offeror the necessary transfer form(s) and other documents required for the transfer of the offer Shareholder's Interest. The offeree shall receive the purchase money in trust for the offeror and in the case of any Shares forming part of the offer Shareholder's Interest cause the offeree to be registered as the holder thereof, whereupon it shall pay the purchase money so received by it to the offeror and after the offeree has been registered in exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any person.

12.4 Should the offer not be accepted by the offeree within the period applicable under clause 12.2.6, then the offeror shall be entitled to sell or otherwise dispose of and transfer the offer Shareholder's Interest to the third party specified as the prospective transferee in the offer, provided that:

12.4.1 the sale is entered into within 30 (thirty) days from the date on which the offeror receives written notification from the offeree of its rejection of the offer or the offer expires, whichever is the earlier;

12.4.2 the sale is not effected at a price and on terms and conditions which are more favourable to the prospective transferee than those first offered to the offeree in terms of the offer;

12.4.3 no transfer may be effected in terms of this clause 12.4 unless and until the prospective transferee will have first agreed in writing to become a party to and be bound as a Shareholder by all the terms and conditions of this Agreement in accordance with the requirements of clause 11.4 and the sale or other disposal to the prospective transferee in question shall not take effect unless and until the requirements of this clause 12.4.3 have been completed to the reasonable satisfaction of the offeree:

12.4.4 without detracting from the generality of this clause 12.4, no transfer may be effected in terms of this clause 12.4 to a prospective transferee who at the time of the proposed transfer is or would be in breach of any of the obligations to be assumed by such transferee in terms of the requirements of clause 12.4.3; and

12.4.5 should the sale or other disposal to the prospective transferee named in the offer not be entered into within the 30 (thirty) days referred to in clause 12.4.1, all the provisions of this clause 12 shall continue to remain in force.

12.5 Notwithstanding anything else in this clause 12 it shall not apply to and therefore not preclude:

12.5.1 any transfer of any Shares by a Shareholder to a bona fide Nominee of that Shareholder or from any such bona fide Nominee back to that Shareholder or from any one such bona fide Nominee to any other such bona fide Nominee, where there is no change of beneficial ownership of the Shares in question, provided that no such transfer may be effected unless and until such Nominee will have first agreed in writing to become a party to and be bound as a

          Shareholder by all terms and conditions of this Agreement in accordance with the requirements of clause 11.4;

12.5.2 any transfer of any Shareholder's Interest by a Shareholder to any other company which is wholly owned subsidiary of that Shareholder, provided that:

12.5.2.1 the transferee continues to be a wholly owned subsidiary of such Shareholder for as long as it holds any Shares;

12.5.2.2 no transfer may be effected in terms of this clause 12.5.2 unless and until the prospective transferee will have first agreed in writing to become a party to and be bound as a Shareholder by all the terms and conditions of this Agreement in accordance with the requirements of clause 11.4;

12.5.2.3 the Shareholder shall continue to be bound by this Agreement and undertakes that is the transferee, after having taken transfer of the Shares in question, ceases to be a wholly owned subsidiary of the Shareholder, it will prior to so ceasing transfer all Shares it may then be holding back to that Shareholder in accordance with the requirements of clause 12.5.2.1.

12.6 Any third party who takes transfer of a Shareholder's Interest in terms of clause 12 shall comply with the provisions of clause 11.4.

12.7 The provisions of clauses 12.1 to 12.6 (both inclusive) other than clause 12.5.1, shall not apply to any transfer of the whole or any part of ARM's Shareholder's Interest in accordance with the provisions of the Conditional Subscription Agreement.

13.  COME ALONG

13.1 Should a shareholder ("the disposing shareholder") at any time hold 70% (seventy percent) or more of the Shareholder's Interest and should an offer to acquire its entire Shareholder's Interest be received from a third party ("the third party offer") the disposing shareholder shall, in the event that it wishes to accept the third party offer in respect of its Shareholder's Interest, indicate in writing to the other Shareholder ("the remaining shareholder") its intention to accept the third party offer insofar as it relates to its Shareholder's Interest.

13.2 The notice in terms of clause 13.1 shall constitute an offer by the disposing shareholder to sell its Shareholder's Interest to the remaining shareholder on the terms of the third party offer.

13.3 Such offer to the remaining shareholder shall be irrevocable and capable of acceptance for a period of 30 (thirty) days after the receipt of such notice.

13.4 Should the offer referred to in clause 13.2 be refused by the remaining shareholder or expire unaccepted, then the other provisions of this Agreement or the Articles conferring pre-emptive rights on the Shareholders shall not apply and the disposing shareholder shall have the right to immediately require the remaining shareholder to join with the disposing shareholder in accepting the third party offer and giving effect to any sale resulting therefrom.

13.5 If the remaining shareholder fails or refuses to cede and transfer any of its Shareholder's Interest in accordance with its obligations hereunder, the disposing shareholder shall execute and deliver on behalf of the remaining shareholder the necessary transfer form(s) and other documents required for the transfer of the remaining Shareholder's Interest. The disposing shareholder shall receive the purchase money in trust for the remaining Shareholder's Interest and cause the third party to be registered as the holder thereof, whereupon it shall pay the purchase money so received by it to the remaining shareholder and in the case of such registration in exercise of the aforesaid powers, the validity of any such actions shall not be questioned by any person.

14.     TAG ALONG

        Subject to the provisions of clause 12, should either Shareholder hold 70% (seventy percent) or more of the Shares, such Shareholder shall not enter into any transaction for the sale or disposal of more than 49% (forty nine percent) of the entire Shareholder's Interest unless at the same time it procures for the other Shareholder an offer by the same time it procures for the other Shareholder an offer by the same purchaser for the purchase of the Shareholder's Interest of the other Shareholder at the same price and upon the same terms and conditions.

15.     HARMONY CALL OPTIONS

15.1 Should the Lenders call up the BoE Term Loan or any part thereof (by the exercise of any of their rights under clause 12 of the Lenders' CTA pursuant to ARM failing to remedy an event of default under that agreement in the time period allowed therefor), ARM shall forthwith inform Harmony in writing thereof and such notice shall constitute an offer by ARM to Harmony to sell that percentage of its Shareholder's Interest ("the Sold Interest"), calculated at Market Value, which is equal in value to the outstanding amount of the BoE Term Loan in respect of which BoE has called for payment. The purchase price for the Sold Interest shall be:

15.1.1 in respect of ARM's Shares ("the Sold Shares") comprised in the Sold Interest, the market value thereof (being the Market Value of the Sold Interest less the face value of ARM's Claims on Loan Account comprised in the Sold Interest); and

15.1.2 in respect of ARM's Claims on Loan Account comprised in the Sold Interest ("the Sold Claims"), the face value thereof.

15.2 Such offer to Harmony shall be irrevocable and capable of acceptance by Harmony for a period of 30 (thirty) days after the date of receipt of such offer by Harmony pursuant to the provisions of clause 15.1 or the date of receipt by Harmony of a written notice from BoE informing Harmony that the Lenders have called up the BoE Term Loan or a part thereof, whichever date is the earlier. Within 30 (thirty) days of the date of acceptance of the aforesaid offer or, in the event that the Market Value has not been determined prior to that date, within 2 (two) Business Days of the date on which the Market Value is determined, Harmony shall pay the purchase price for the Sold Interest to BoE on behalf of ARM against delivery by ARM (or its nominee) to Harmony of the share certificates and a share transfer form in respect of the Sold Shares and a written cession of the Sold Claims in favour of Harmony.

15.3 Should BoE be entitled to exercise its rights, under clause 9 of the BoE Cession and Pledge in Security pursuant to a breach by ARM of the Maandagshoek Guarantee and notify ARM in writing that it is so entitled and is going to exercise such rights, ARM shall forthwith inform Harmony in writing thereof and such notice shall constitute an offer by ARM to Harmony to sell that percentage of its Shareholder's Interest ("the Sold Interest"), calculated at Market Value, which is equal in value to the amount outstanding by ARM under the Maandagshoek Guarantee. The purchase price for the Sold Interest shall be:

15.3.1 in respect of ARM's Shares ("the Sold Shares") comprised in the Sold Interest, the market value thereof (being the Market Value of the Sold Interest less the face value of ARM's Claims on Loan Account comprised in the Sold Interest); and

15.3.2 in respect of ARM's Claims on Loan Account comprised in the Sold Interest ("the Sold Claims"), the face value thereof.

15.4 Such offer to Harmony shall be irrevocable and capable of acceptance by Harmony for a period of 30 (thirty) days after the date of receipt of such offer by Harmony pursuant to the provisions of clause 15.3 or the date of receipt by Harmony of a written notice from BoE informing Harmony that it is entitled to exercise its rights, under clause 9 of the BoE Cession and Pledge in Security pursuant to a breach by ARM of the Maandagshoek Guarantee, whichever date is the earlier. Within 30 (thirty) days of the date of acceptance of the aforesaid offer or, in the event that the Market Value has not been determined prior to that date, within 2 (two) Business Days of the date on which the Market Value is determined, Harmony shall pay the purchase price for the Sold Interest to BoE on behalf of ARM against delivery by ARM (or its nominee) to Harmony of the share certificates and a share transfer form in respect of the Sold Shares and a written cession of the Sold Claims in favour of Harmony.

15.5 If ARM fails or refuses to cede and transfer any of its Shareholder's Interest in accordance with its obligations under clause 15.2 or clause 15.4, as the case may be, Harmony shall execute and deliver on behalf of ARM the necessary transfer form(s) and other documents required for the transfer of ARMs's Shareholder's Interest.

15.6 The provisions of clauses 15.3 and 15.4 shall be subject to BoE, having consented in writing to ARM being entitled to offer the Sold Interest to Harmony under clause 15.3 and to the sale of the Sold Interest to Harmony pursuant to its acceptance of any such offer.


16.  MATERIAL BREACH

16.1 For the purposes of this clause 16, the expression "material breach" means a breach of any of the terms of this Agreement which is material having regard to all relevant circumstances including, without being limited to, the nature of the relationship between the Shareholders and the need for each Shareholder to maintain the confidence of the other, the nature of the breach (and in particular whether it is intentional, negligent or neither) and the consequences of the breach.

16.2 If either Shareholder ("the defaulting shareholder") commits a material breach which is not capable of being remedied, the following provisions shall apply:

16.2.1 the other Shareholder ("the aggrieved shareholder") shall, without prejudice to its other rights in law, have the right either to require Freegold to be wound up in accordance with clause 20 or to require the defaulting shareholder to sell its Shareholder's Interest to it, as the aggrieved shareholder may elect;

16.2.2 the aggrieved shareholder's right in terms of clause 16.2.1 must be exercised by written notice ("the election notice") given within 30

             (thirty) days from the date on which the aggrieved shareholder becomes aware of the breach or within a period of 10 (ten) days after the determination of the Market Value, whichever is the later, and such notice shall identify the breach, refer to clause
             16.2.1 and specify which of the alternative rights referred to in clause 16.2 is being elected;

16.2.3 if the aggrieved shareholder exercises the right to require Freegold to be wound up, then the Shareholders shall be bound to take all such steps as may be necessary to wind up Freegold forthwith by way of a members voluntary winding up;

16.2.4 if the aggrieved shareholder exercises the right to require the defaulting shareholder to sell its Shareholder's Interest to it, then the sale shall be subject to the following terms and conditions:

16.2.4.1 the effective date of the sale shall be the date on which the defaulting shareholder receives the election notice;

16.2.4.2 the purchase price payable for the defaulting shareholder's Shareholder's Interest shall be the Market Value of such Shareholder's Interest;

16.2.4.3 completion of the sale shall be effected within 90 (ninety) days of the expiry of the period specified in clause 16.2.2

16.3 If any Shareholder commits a material breach which is capable of being remedied then, without prejudice to any other rights that the aggrieved shareholder may have in law, the following provisions shall apply:

16.3.1 the aggrieved shareholder may give written notice ("the warning notice") to the defaulting shareholder identifying the material breach and referring to this sub-clause, provided that such notice must be given within 30 (thirty) days from the date on which it becomes aware of the material breach;


16.3.2. if the warning notice is given in terms of clause 16.3.1 and if the material breach identified in that notice is not remedied by the defaulting shareholder within a period of 15 (fifteen) days from the date it receives the warning notice, or such longer period as may be reasonable in the circumstances provided that the defaulting shareholder commences the remedial action within the 15 (fifteen) day period and proceeds with such action expeditiously and in good faith, then the aggrieved shareholder shall have the same rights as those set out in clause 16.2, the provisions of which shall apply mutatis mutandis provided that the aggrieved shareholder shall have a further 30 (thirty) days within which to give the election notice.

     16.4 Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to cancel this Agreement.

     16.5 Subject to clause 27 and notwithstanding anything to the contrary in this clause 16, the aggrieved shareholder shall be entitled to exercise its common law rights in respect of a breach of the terms and conditions of this Agreement, irrespective of whether such breach is a material breach capable of remedy or not or whether it is a non-material breach.

     17.  ARM AND HARMONY'S RECIPROCAL CALL OPTIONS

     17.1 If either Shareholder ("the affected Shareholder") is placed under any provisional or final order of winding-up or judicial management or enters into any voluntary winding-up other than a voluntary winding-up for the purposes of a bona fide scheme of arrangement or reconstruction ("an option event"), then the other Shareholder ("the other Shareholder") shall have the option to require the affected Shareholder to sell the affected Shareholder's Interest to it.

     17.2 The other Shareholder's right to exercise the right referred to in clause 17.1 will lapse if it is not exercised by written notice ("the election notice") given within 60 (sixty) days from the date on which the other Shareholder becomes aware of the happening of the option event, or within 10 (ten) days of the date of the determination of the Market Value, whichever is the later, and such notice shall identify that option event and refer to this clause 17.

17.3      If the other Shareholder exercises the right referred to in clause
          17.1 then the sale shall be on the same terms and conditions mutatis mutandis as those set out in clause 12.3, except that:

17.3.1 the effective date of the sale, shall be the date on which the affected Shareholder receives the election notice;

17.3.2 the purchase price payable for the affected Shareholder's Interest shall be the Market Value thereof;

17.3.3 completion of the sale shall be effected subject to clause 12.3 within 90 (ninety) days of the expiry of the period of 14 (fourteen) days after the determination date referred to in clause 17.2.

18. MARKET VALUE OF THE SHAREHOLDER'S INTEREST

18.1 Whenever the Market Value is required to be determined for the purposes of any provision of this Agreement, then failing agreement between the Shareholders as to the Market Value within 10 (ten) Business Days, the Market Value shall be determined, at the request of either Shareholder, in accordance with the following provisions unless otherwise agreed in writing by the Shareholders:

18.1.1 the Shareholders shall each appoint 1 (one) Merchant Bank to value the entire Shareholder's Interest;

18.1.2 for the avoidance of any doubt, each Shareholder shall expressly instruct the Merchant Bank appointed by it that, in valuing the entire Shareholder's Interest, the value of the Claims on Loan Account shall not be deducted;

18.1.3         the Market Value will be the average of the 2 (two) valuations;

18.1.4 should the valuations of the 2 (two) Merchant Banks differ by more than 20% (twenty percent) then the Shareholders will appoint by agreement between them a third Merchant Bank to carry out a valuation of the entire Shareholder's Interest without reference to the 2 (two) valuations of the Merchant Banks appointed in terms of clause 18.1.1;

18.1.5 failing agreement between the Shareholders as provided for in clause 18.1.4, on the application of either Shareholder, the third Merchant Bank will be appointed by the senior partner of the Auditors;

18.1.6 the average of those 2 (two) of the 3 (three) valuations which are closest to each other will be the Market Value;

18.1.7 the Merchant Banks appointed in terms of clause 18.1.1 shall act as experts and not as arbitrators and will determine and certify the Market Value as at the effective date of the purchase on the following assumptions and bases:

18.1.7.1 valuing the entire Shareholder's Interest as on an arms-length sale between a willing seller and a willing purchaser;

18.1.7.2 if Freegold is then carrying on business as a going concern on a sustainable basis, on the assumption that it will continue to do so;

18.1.8 if any difficulty arises in applying any of these assumptions or bases then the difficulty shall be resolved by the Merchant Banks taking all relevant facts, circumstances and information into account;

18.1.9 the Merchant Banks may call upon any professional advisors of Freegold, including the Auditors or any of their predecessors, for such documents and information as the Merchant Banks may reasonably require for the purposes of this determination and the Parties shall give or, so far as they are able, procure that appropriate authority is given to those advisers to make the disclosures required of them and that they as far as they are able, give the Merchant Banks all such facilities and information as they may reasonably require for the purposes of their determination;

18.1.10 for the purposes of their determination the Merchant Banks shall be entitled to consult any other valuers and take account of any valuations obtained from any other valuer, but not necessarily be bound by them;

18.1.11 the Merchant Banks shall afford the Shareholders the opportunity to make such written and, at their discretion, oral representations as they or any of them wish, subject to such reasonable time and other limits as they may prescribe, and they shall have regard to any such representations but not be bound by them;

18.1.12 all the Parties will use their best endeavours to procure that the Merchant Banks will determine the Market Value within 30 (thirty) days of being requested to do so.

18.2 If the determination of the Market Value is referred to the Merchant Banks in terms of clause 18.1 the date of determination of the Market Value ("the determination date") shall be the date on which both Shareholders receive the final and binding Merchant Banks' determination of the Market Value in writing. If the Market Value is determined by written agreement between the Shareholders, the determination date shall be the date on which the agreement is reached.

18.3 The sum of all the costs and expenses of the Merchant Banks appointed in terms of this clause 18 shall be borne equally by both Shareholders.

19.  LENDERS' CTA

     Each Shareholder undertakes to the other that it shall exercise all the voting rights attached to its Shares, and all powers, discretions and authorities exercisable directly and indirectly by it in relation to Freegold, so as to procure that Freegold complies with its obligations and undertakings under the Lenders' CTA.

20.   WINDING-UP

20.1 In the event of Freegold being wound up by way of a members' voluntary winding-up, the Shareholders will procure that the liquidator is a member of The South African Institute of Chartered Accountants acceptable to both Shareholders, or in default of agreement, nominated at the request of either Shareholder by the President for the time being of such Institute.

20.2 The Shareholders shall prove in the winding-up of Freegold to the maximum extent permitted by law all sums due or to fall due to them respectively from Freegold and shall exercise all rights of set-off and generally do all such other acts and things as may be available to them in order to obtain the maximum receipts and recoveries.

20.3 To the extent that either or both of the Shareholders do not receive satisfaction in full in the winding-up of Freegold of all sums due or to fall due to them, then the aggregate shortfall between all sums due or to fall due to the Shareholders and all amounts actually recovered by the Shareholders from Freegold or its liquidator (whether by direct payment or the exercise of any right of set-off or otherwise) shall be calculated and apportioned between the Shareholders in proportion to their then holdings of Shares, and the Shareholders shall make contributions within 3 (three) days of receipt of a written demand to make such payment one to the other to the extent and with the effect that each Shareholder bears its respective share of the aggregate amount of such shortfall.

20.4 If Freegold enters into a members voluntary winding-up each Shareholder shall, unless otherwise agreed to in writing, be obliged to continue to perform and discharge its obligations under any executory contract between it and Freegold to the full extent required by Freegold to enable it or any of its assignees to meet all Freegold's obligations and commitments to its customers and other third parties (including any obligations and commitments for ongoing maintenance).

21.   SHAREHOLDERS CONSENT

      Where this Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any Shareholder, such consent, approval or agreement may be given subject to such reasonable terms and conditions as that Shareholder may impose and any breach of such terms and conditions by any person subject to them shall be deemed to be a breach of the terms of this Agreement.

22.   PARTIES BOUND

22.1 Freegold undertakes with each of the Shareholders to be bound by and comply with the terms and conditions of this Agreement insofar as the same relate to it and to act in all respects as contemplated by this Agreement.

22.2 The Shareholders undertake with each other to exercise their powers in relation to Freegold so as to ensure that Freegold fully and promptly observes, performs and complies with its obligations under this Agreement.

22.3 Each Shareholder undertakes with each of the other Parties that whilst it remains a Party to this Agreement it will not (except as expressly provided for in this Agreement) agree to cast any of the voting rights exercisable in respect of any of the Shares held by it in accordance with the directions, or subject to the consent of, any other person.

23.   ENFORCEMENT OF THE COMPANY'S RIGHTS

23.1 If it appears that either Shareholder ("the defaulting Shareholder") is in breach of any obligation which it owes to Freegold (whether under this Agreement or the Articles or under any other agreement, including any employment agreement, or otherwise) or has misapplied or retained or become liable or accountable for any money or property of Freegold, or has been guilty of any misfeasance or breach of any fiduciary or other duty in relation to Freegold or is under any obligation to indemnify Freegold against any liability, then it is agreed that the enforcement and prosecution of any right of action of Freegold in respect thereof shall be passed to the directors nominated by the other Shareholder alone who shall have full power and authority on behalf of Freegold to enforce, negotiate, litigate and settle any claim arising out of any such right of action and the defaulting Shareholder shall take all steps within its power to give effect to the provisions of this clause 23.1.

23.2 Freegold agrees with each of the Shareholders that any moneys or property which it may recover or receive as a result of the operation of the provisions of this clause 23 shall be applied by it in a proper and efficient manner for its own benefit.

24.  SHAREHOLDER'S RIGHTS TO INFORMATION

24.1 The ARM Directors shall be entitled to disclose to ARM all information which they are entitled to receive as directors of Freegold and to furnish to ARM copies of all documents containing any such information.

24.2 The Harmony Directors shall be entitled to disclose to Harmony all information which they are entitled to receive as directors of Freegold and to furnish to Harmony copies of all documents containing any such information.

25.   CONFIDENTIALITY

25.1 All communications between ARM Harmony Freegold and/or any of them and all information and other materials supplied to or received by any of them from the others which by its nature is intended to be for the knowledge of the recipient alone, and all information concerning the business transactions and the financial arrangements of ARM. Harmony or Freegold with any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient, shall be kept confidential by the recipient unless or until the recipient can reasonable demonstrate that any such communication, information and material is, or part of it is, in the public domain through no fault of its own. To the extent that it is in the public domain or is required to be disclosed by law or in accordance with generally accepted accounting practice or in compliance with the rules of any Stock Exchange or in pursuance of employment duties, this obligation shall then cease.

25.2 The Shareholders shall use all reasonable endeavours to procure the observance of such restrictions by Freegold, and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only they and such of their employees and directors whose duties will require them to possess any of such information have access thereto and instructing such employees and directors to treat such information as confidential.

25.3 The obligation contained in this clause 25 shall endure, even after the termination of the Agreement, without limit in point of time except and until such confidential information enters the public domain as set out in clause 25.1.

25.4 Notwithstanding clauses 25.1 to 25.3 each Shareholder may at any time disclose any such information and communications to a Member of the Same Group as it, to its own professional advisers (including any Merchant Bank appointed in terms of clause 18) or those of any Member of the same Group as it; and, if required to do so by law or any applicable regulatory requirements or requested to do so by any regulatory body to whose jurisdiction that Shareholder is subject or with whose instructions it is customary to comply, to the person(s) to whom the disclosure is required or requested provided that such Shareholder obtains an undertaking from such persons to maintain the confidentiality of the information on the same terms and conditions as apply to the Parties in terms of this clause 25.

25.5 Nothing in clauses 25.1 to 25.3 shall preclude either Shareholder at any time from disclosing to any person any information about the financial results or the operations of Freegold which is reasonably required to assess the financial conditions and prospects of that Shareholder and its subsidiaries provided that such Shareholder obtains a written undertaking from such persons to maintain the confidentiality of the information on the same terms and conditions as apply to the Parties in terms of this clause 25.

26.  EXPANSION OF THE MINING AND RELATED ACTIVITIES OF FREEGOLD

26.1 Should either Shareholder ("the proposing shareholder") propose that Freegold embark on any new mining operation or an expansion or reopening of any existing mining operation ("the expansion") which will require additional funding which has not been provided for in the budget and should the other Shareholder not be in favour of the expansion, Freegold and the proposing shareholder shall apply their best endeavours to reach agreement on a structure such as a partnership or joint venture by way of which the proposing shareholder can embark on the expansion and in terms of which Freegold will contribute ore reserves and the use of its facilities and personnel on commercial terms.

26.2 Should Freegold and the proposing shareholder be unable to reach agreement on a structure as contemplated in clause 26.1, the proposing shareholder may proceed with the expansion for its own profit and loss and shall pay to Freegold an amount to be agreed between the proposing shareholder and Freegold as compensation for the exploitation of the ore reserves and the use of Freegold's facilities and personnel.

26.3 Should Freegold and the proposing shareholder be unable to reach agreement on the amount of such compensation in terms of clause 26.2 the matter shall be referred to arbitration in terms of clause 27 and the arbitrator shall be instructed that the intention of the Shareholders is that Freegold receives a market related compensation for the use of its facilities and personnel and that Freegold be compensated for the exploitation of its ore reserves at a fair and reasonable market related price.

26.4 The provisions of this clause 26 shall not come into effect until 1 January 2005.

27.  ARBITRATION AND DISPUTE RESOLUTION

27.1 Any dispute between the Parties in regard to any matter arising out of or in terms of or pursuant to this Agreement shall be resolved in the following manner:

27.1.1 matters which cannot be resolved by the general meeting of the Board, as the case may be, shall be referred for resolution to a senior executive nominated by each of ARM and Harmony respectively;

27.1.2 if the matter referred to the senior executives of ARM and Harmony respectively in terms of clause 27.1.1 is not resolved between them within 14 (fourteen) days after the date on which it is referred to them, the matter shall be referred for resolution to the most senior executive at the time of ARM and Harmony respectively;

27.1.3 any dispute to which the provisions of this clause 27 apply which is not resolved in terms of clauses 27.1.1 and 27.1.2 shall be referred to arbitration in accordance with clauses 27.2 to 27.8

27.2      Should any dispute arise between the Parties in regard to:

27.2.1         the interpretation of; or

27.2.2         the carrying into effect of; or

27.2.3         any of the Parties' rights and obligations arising from; or

27.2.4         the rectification of; or

27.2.5         any matter arising out of or in connection with or pursuant to;

          this Agreement, then that dispute shall be submitted to and decided by arbitration, subject to the procedure in 27.1 being exhausted.

27.3      That arbitration shall be held:

27.3.1 with only the Parties and their legal representatives or advisors present thereat;

27.3.2         unless otherwise agreed in writing in Johannesburg.

          it being the intention that the arbitration shall, where possible, be held and concluded within 21 (twenty one) Business Days after it has been demanded

27.4 The arbitrator shall be agree between the Parties and failing agreement within 7 (seven) days after the arbitration has been demanded, then the arbitrator shall:

27.4.1 if the matter is primarily of an accounting nature, be an independent auditor of not less than 10 (ten) years' standing, appointed by the senior partner of the Auditors; or

27.4.2 if the matter is primarily of a legal nature be an independent attorney of not less than 10 (ten) years' standing or an independent advocate of not less than 15 (fifteen) years' standing appointed by the President for the time being of the Johannesburg Bar Council or its successor body; or

27.4.3 if the matter is primarily of any other nature, a suitably qualified person appointed by the senior partner of the Auditors; or

27.5 If the Parties fail to agree as to whether the matter is primarily of an accounting, legal or other nature, the matter shall be deemed to be primarily of a legal nature.

27.6 The arbitrator shall have the fullest and freest discretion with regard to the proceedings. Furthermore the arbitrator:

27.6.1 may dispense wholly or in part with formal submissions or pleadings;

27.6.2 shall provide written reasons for decisions taken during the course of the arbitration;

27.6.3         shall include such order as to costs as he deems just.

27.7 Any Party shall have the right on written notice to the other Parties given within 21 (twenty one) days of receipt of the decision of the arbitrator to appeal the decision of the arbitrator to a panel of 3 (three) arbitrators to be appointed in the same manner mutatis mutandis set out in clause 27.4.

27.8 The Parties shall be entitled to have the award made an order of court of competent jurisdiction. The Parties record that they consent to the jurisdiction of the Witwatersrand Local Division of the High Court of South Africa or its successor in title.

27.9 This clause shall be binding on the Parties notwithstanding, and shall survive, the termination of this Agreement.

28.  MINE HEALTH AND SAFETY ACT APPOINTMENTS

28.1 Subject to the provisions of the Mine, Health and Safety Act No. 29 of 1996 as amended ("the MHS Act") and unless otherwise determined by the Board --

28.1.1 ARM and Harmony shall each nominate an ARM Director and a Harmony Director, respectively, to be designated in terms of Section 2A.(3) of the MHS Act as the persons to perform the functions of the owner in terms of Section 2 of the MHS Act;

28.1.2 ARM and Harmony shall each nominate a person who may, but need not be, an ARM Director or Harmony Director, respectively, to be appointed in terms of Section 4.(1) of the MHS Act to perform the functions entrusted to the employer by Sections 2. and 3. of the MHS Act;

29.  GENERAL

29.1      No Cancellation

          No Party shall be entitled to cancel this Agreement.

29.2      Remedies

          Subject to the provisions of clause 27.1, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

29.3      Severance

          If any provision of this Agreement is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Parties shall endeavour in good faith to agree an alternative provision to the void, illegal or unenforceable provision.

29.4      Survival of Rights, Duties and Obligations

          Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination.

29.5      Costs

          Each Party shall bear its own costs and expenses incurred by it in connection with this Agreement.

29.6      Entire Agreement

          This Agreement together with the Sale of Business Agreement constitutes the entire agreement between the Parties and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement it shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties.

29.7     Assignment.

29.7.1 This Agreement shall be binding on the Parties hereto and their respective successors and assigns.

29.7.2 None of the Parties may assign this Agreement or any of its rights and obligations under it except to a permitted transferee of that Party's Shareholder's Interest who has complied with clause 11.2, save that:

29.7.2.1 ARM shall be entitled to cede its rights under clause 15 either out and out or as security to any Financier and/or the Debt Guarantor; and

29.7.2.2 any Shareholder shall be entitled to cede its rights under clause 17 either out and out or as security to any Financier and/or the Debt Guarantor.

29.8     Conflict with the Articles.


         In the event of any ambiguity or discrepancy between this Agreement and the Articles, this Agreement shall prevail. Accordingly the Parties shall exercise all voting and other rights and powers available to them so as to give effect to this Agreement and if necessary shall procure any required amendment to the Articles.

29.9     No Partnership.

         Nothing in this Agreement shall be deemed to constitute a partnership between the Parties (or any of them) or constitute any Party the agent of any other Party for any purpose.

29.10    Further Assurance

         Each Shareholder shall co-operate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

29.11    Counterparts

         This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

29.12    Successors Bound

         This Agreement shall be binding on and shall inure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the Parties.

29.13    Good Faith

         Each of the Parties undertakes with each of the others to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

29.14    Governing Law

         The validity of this Agreement, its interpretation, the respective rights and obligations of the parties and all other matters arising in any way out of it or its expiration or earlier termination for any reason shall be determined in accordance with the laws of the Republic.

30.       ADDRESSES FOR LEGAL PROCESSES AND NOTICES

30.1 The Parties choose for the purposes of this Agreement the following addresses, telefax numbers and, for the purpose of any notices, designated officers:

30.1.1              ARM           ARM House
                                  29 Impala Road
                                  Chislehurston
                                  Sandton
                                  Telefax No: (011) 883 5609
                                  For the attention of the Financial Director

30.1.2              Harmony       Block 27
                                  Randfontein Office Park
                                  Cnr Main Reef Road & Ward Avenue
                                  Randfontein
                                  Telefax No: (011) 692 3879
                                  For the attention of the Company Secretary

30.1.3              Freegold      Block 27
                                  Randfontein Office Park
                                  Cnr Main Reef Road & Ward Avenue
                                  Randfontein
                                  Telefax No: (011) 692 3879
                                  For the attention of the Company Secretary


                                  and

                                  ARM House

                                     29 Impala Road
                                     Chislehurston
                                     Sandton
                                     Telefax No: (011) 883-5609
                                     For the attention of the Financial Director

30.2 Any legal process to be served on any of the Parties may be served on it at the address specified for it in clause 30.1 and it chooses that address as its domicillium citandi et executandi for all purposes under this Agreement.

30.3 Any notice or other communication to be given to any of the Parties in terms of this Agreement shall be valid and effective only if it is given in writing, provided that any notice given by telefax shall be regarded for this purpose as having been given in writing.

30.4 A notice to any Party which is delivered to the Party by hand at the address specified for it in clause 30.1 shall be deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours, and the notice and the envelope in which it is delivered are both marked for the attention of the Party's designated officer specified in clause 30.1

30.5 A notice by telefax to a Party at the telefax number specified for it in Clause 30.1 shall be deemed to have been received (unless the contrary is proved) within 24 (twenty four) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 24 (twenty four) hours of the beginning of the next Business Day at the destination after it is transmitted, if it is transmitted outside those business hours, provided it is marked for the attention of the Party's designated officer specified in clause 30.1

30.6 Notwithstanding anything to the contrary in this clause 30, a written notice or other communication actually received by any Party (and for which written receipt has been obtained) shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address, provided it is marked for the attention of the Party's designated officer specified in clause 29.1.

30.5 A notice by telefax to a Party at the telefax number specified for it in clause 30.1 shall be deemed to have been received (unless the contrary is proved) within 24 (twenty four) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 24 (twenty four) hours of the beginning of the next Business Day at the destination after it is transmitted, if it is transmitted outside those business hours, provided it is marked for the attention of the Party's designated officer specified in clause 30.1

30.6 Notwithstanding anything to the contrary in this clause 30, a written notice or other communication actually received by any Party (and for which written receipt has been obtained) shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address, provided it is marked for the attention of the Party's designated officer specified in clause 29.1.

30.7 Any Party may by written notice to the other Parties change its address or telefax number for the purposes of clause 30.1 to any other address (other than a post office box number) provided that the change shall become effective on the seventh day after the receipt of the notice.

31.  STATUS OF THIS AGREEMENT

     This Agreement supersedes the first joint venture agreement and accordingly, with effect on the Signature Date, the first joint venture agreement is hereby cancelled.

SIGNED at SANDTON                       on 5 APRIL 2002.

                                        For: AFRICAN RAINBOW
                                             MINERALS GOLD LIMITED

                                        /s/
                                        ----------------------------------
                                        Signatory: P. TALJAARD

                                   Capacity:  DIRECTOR
                                   Authority: BOARD APPROVAL






SIGNED at Sandton                  on 5 April 2002.


                                   For: HARMONY GOLD MINING
                                        COMPANY LIMITED


                                          /s/ FRANK ABBOTT
                                   ------------------------------------
                                   Signatory: Frank Abbott
                                   Capacity: Director
                                   Authority: Board Resolution



SIGNED at Sandton                  on 5 April 2002.


                                   For: CLIDET NO 383 (PROPRIETARY)
                                        LIMITED


                                    /s/ FRANK ABBOTT          /s/ P. TALJAARD
                                   ---------------------------------------------
                                   Signatory: Frank Abbott      P. Taljaard
                                   Capacity: Director           Director
                                   Authority: Board Resolution  Board Resolution